Exhibit 2.1
                            CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT ("this Agreement") made as of the 7th day of September, 2000, by and between Elk Grove Terrace II and III, L.P. an Illinois limited partnership (the "Project Partnership"), having its principal office at 3235 Vollmer Road, Suite 204, Flossmoor, IL 60422, Elk Grove Terrace, L.P. an Illinois limited partnership (the "Upper Tier Partnership") having its principal office at 3235 Vollmer Road, Suite 204, Flossmoor, IL 60422 and Home Properties of New York, L.P., a New York limited partnership ("Home Properties") and Home Properties of New York, Inc., a Maryland Corporation ("HME"), both having their principal office at 850 Clinton Square, Rochester, New York 14604.

                             W I T N E S S E T H:

     This Agreement is made with reference to the following facts and objectives:

     (a) Trust No. 2006 with Amalgamated Trust and Savings Bank as Trustee under Trust Agreement dated September 2, 1968, an Illinois land trust (the "Trust") owns a 100% fee simple interest in an Illinois apartment property known as Cypress Place Apartments (the "Property").

     (b) The Property comprises 192 dwelling units and is situated upon land owned in fee simple by the Trust.

     (c)   The beneficiary of the Trust is the Project Partnership.

     (d) The general partners of the Project Partnership are Dr. Martin Gecht and Bernard Wolf (the "General Partner") and the limited partner is the Upper Tier Partnership.

     (e) The General Partner is the general partner of the Upper Tier Partnership and the other individuals listed on Schedule 1 are the limited partners of the Upper Tier Partnership (the "Investors").

     (f) Upon the terms and conditions set forth in this Agreement, Home Properties desires to obtain 100% of the general and limited partnership interests in the Project Partnership and 100% of the general and limited partnership interests in the Upper Tier Partnership (the "Interests" and each an "Interest") together with the related Personal Property, Service Contracts and Trade Names (all as hereinafter defined), in exchange for limited partnership interests (the "OP Units") in Home Properties and cash.

(a)        The Consideration (as herein defined), whether in OP
Units or cash, is to be allocated among the General Partner and the Investors in accordance with SCHEDULE 1 attached hereto.

     (h) It is expected that the exchange of the Interests for OP Units (but not the cash portion of the Consideration) will qualify for Federal income tax purposes, as a tax free transfer, pursuant to Section 721 of the Code.

     (i) As used in this Agreement with initial capital letters, the following terms, in each instance, shall have the meaning ascribed thereto:

     "Capital Account Deficit" shall mean and refer to the negative Capital Account amount of each Unit Partner (as hereinafter defined) for Federal income tax purposes, as at the relevant date;

     "Code" shall mean and refer to the Internal Revenue Code of 1986, as amended;

     "Environmental Law" shall mean and refer to any Federal, state, county or municipal environmental, health, chemical use, safety or sanitation law, statute, ordinance or code currently in effect relating to the protection of the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials, and the rules, regulations and orders promulgated and/or issued thereunder;

     "Existing Lender" shall mean and refer to Reilly Mortgage Capital Corporation/Federal National Mortgage Association;

     "Existing Loan" shall mean the Mortgage Note in favor of the Existing Lender, which has a principal balance as of December 31, 1999 of approximately $6,589,340 and which is secured by a mortgage or deed of trust on the Property;

     "General Partner" shall mean and refer to Dr. Martin Gecht and Bernard
Wolf;

     "Hazardous Materials" shall mean and refer to any hazardous substances described or defined in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) the Hazardous Materials Transportation Act, as amended; (iii) the Resource Conservation and Recovery Act, as amended; (iv) the Toxic Substances Control Act, as amended; and (v) any applicable Illinois Environmental Laws, and the regulations promulgated thereunder, in each case, as at the date of this Agreement;

     "HME" shall mean and refer to Home Properties of New York, Inc., a Maryland corporation (which operates as a self-administered, and self-managed, equity real estate investment trust);

     "HME Common Shares" shall mean and refer to the shares of common stock in HME, which are traded on the New York Stock Exchange;

     "Home Properties" shall mean and refer to Home Properties of New York, L.P., a New York limited partnership (in which HME is the sole general partner, and through which HME conducts its operational, management and investing activities);

     "Investors" shall mean the limited partners of Elk Grove Terrace, L.P., an Illinois limited partnership;

     "OP Units" shall mean and refer to limited partnership interests in Home Properties, which are, subject to restrictions and are exchangeable, on a one-to-one basis, for HME Common Shares pursuant to the terms of the Operating Partnership Agreement;

     "Partner" shall mean the General Partner and the Investors and "Partners" shall refer to both of them;

     "Partnerships" shall mean and refer collectively to the Project Partnership and the Upper Tier Partnership and "Partnership" shall mean and refer to each of the Partnerships;

     "Project Partnership" shall refer to Elk Grove Terrace II and III, L.P., an Illinois limited partnership.

     "Property" shall mean and refer to the apartment project known as Cypress Place Apartments, including: (i) the land occupied by such apartment project (the "Land"), as more particularly described on Exhibit A attached hereto, together with (a) all and singular the easements, rights-of-way, rights, privileges, benefits, tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and (b) all right, title and interest of the Trust and the Partnerships in and to any land lying in the bed of any street, road, avenue or alley, open or proposed, public or private, in front of, behind, or otherwise adjoining the Land, or any part of the Land, including, without limitation, all right, title and interest of the Partnership in and to (1) any award made after the date of this Agreement as a result of condemnation, or in lieu thereof, and (2) any unpaid award as at the date of this Agreement as a result of condemnation, or in lieu thereof subject to the terms of Section 19(a) hereof; and (ii) all buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land (the "Improvements"), including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, and fixtures, parking lots and facilities, landscaping, roadways, fences, mail boxes, sidewalks, maintenance buildings, clubhouse, office, swimming pools and other recreational facilities, security devices, signs and light fixtures;

     "Trust" shall mean and refer to Trust No. 2006 with Amalgamated Trust and Savings Bank as Trustee under Trust Agreement dated September 2, 1968, an Illinois land trust.

     "Unit Partners" shall mean the General Partners and the Investors who receive OP Units in exchange for their Interests and "Unit Partner" shall mean each of the Unit Partners; and

     "Upper Tier Partnership" shall mean and refer to Elk Grove Terrace, L.P., an Illinois limited partnership.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and Home Properties agree as follows:

     1.    EXCHANGE.

     (a) Home Properties agrees that it shall make an offer subject to the terms contained herein (the "Offer") to the General Partner to exchange its Interest in the Project Partnership and to each of the General Partner and the Investors to exchange their Interest in the Upper Tier Partnership The Offer shall be subject to the prior approval of the General Partner, which shall not be unreasonably withheld or delayed. Home Properties and the General Partner will coordinate with each other in terms of the timing of making the Offer and the materials and information (the "Offering Materials") intended to be furnished to the Investors in connection with the Offer. The substance of the Offer shall be that the General Partner and each Investor may exchange his or her Interest for its share (as set forth on Schedule 1) of the Net Consideration and the Reserve Amount (as hereinafter defined) as set forth in
Section 2. The Upper Tier Partnership agrees that to the extent required it will use its reasonable efforts to solicit acceptance from the Investors of the Offer, whether in exchange for cash or OP Units. Upon and subject to the terms and conditions set forth in this Agreement, Home Properties agrees that on the Closing Date (as hereinafter defined), it shall accept an assignment of the Interests from the Partners who have accepted the Offer and will issue OP Units or pay cash to the Partners as each Partner shall elect and as provided herein.

     (b) Subject to closing under this Agreement, the General Partner hereby agrees that it will accept the Offer with respect to all of their Interests.

     (c) By acquiring all of the Interests, Home Properties will also obtain through its interest in the Partnerships and the Partnerships' interest in the Trust all of the right, title and interest of the Partnerships and the Trust in and to the following:

     (1) all furniture, furnishings, equipment, machinery and other tangible personal property and fixtures of every kind and description owned by the Partnerships and the Trust, and used in connection with the Property (in each instance, the "Personal Property"), including, without limitation, all ranges, refrigerators, disposals, dishwashers, water heaters, furnaces, air conditioning units and equipment, carpeting, traverse rods, drapes and other window treatments, exhaust fans, range hoods, screens, model unit furniture, clubhouse and related furniture and equipment, tools, parts, motors, supplies, pool and other recreational equipment, cabinets, mirrors, shelving, computers and other office equipment, stationery and other office supplies, normal levels of inventory, and all replacements of, and/or substitutions for, any of the foregoing; but specifically excluding (A) the current assets of the Project Partnership in amount and character similar to those as shown on the balance sheet of the Project Partnership as of December 31, 1999, which shall belong to the Partners, (B) any personal property described in EXHIBIT A-1 attached hereto, and (C) any refunds on insurance which has been pre-paid by the Partnerships (items (A)-(C), the "Excluded Assets");

     (2) all present and subsequent leases with tenants, and/or other occupancy agreements, together with all pending applications for tenancy (in each instance, the "Leases");

     (3) all service and maintenance contracts, and equipment leases, used or useful in connection with the Property, (in each instance, the "Service Contracts"), including, without limitation, natural gas purchase contracts, communication and other equipment leases (the "Equipment Leases"), and the equipment covered thereby being herein called the "Leased Equipment"), coin-operated laundry concession leases, and pending purchase orders, all of which are listed on
           SCHEDULE 2 attached hereto; and

     (4) all trademarks, service marks, logos, trade, assumed or business names and telephone numbers related to the use and operation of the Property (in each instance, the "Trade Names"), except that the Partnerships make no representation or warranty of title or usage with respect to such Trade Names.

     2.     CONSIDERATION  AND CLOSING SEQUENCE.

     (a) The parties hereby agree that the value of the Property (the "Consideration") is Ten Million and No/100 Dollars ($10,000,000), subject to adjustments at Closing pursuant to Section 17.

     (b) On the Closing Date, each of the General Partner and each of the Investors who have elected to accept the Offer (the "Consenting Investors") shall assign their Interests to Home Properties in exchange for their share (as set forth on Schedule 1) of the Net Consideration plus their share of the Reserve Amount (as hereinafter defined) which shall be deposited as hereinafter provided. The Net Consideration and Reserve Amount shall be payable to the General Partner and the Consenting Investors in cash and/or OP Units as elected by them. Notwithstanding the above, Consenting Investors may only elect to receive OP Units if such Consenting Investors can establish to the reasonable satisfaction of Home Properties that they are accredited investors under
Regulation D of the applicable securities laws.    Simultaneously with the
above, the newly acquired interest in the Upper Tier Partnership held by Home Properties will be redeemed in exchange for a percentage interest in the Project Partnership equal to Home Properties' percentage interest in the Upper Tier Partnership. The Upper Tier Partnership will then also simultaneously transfer its Interest in the Project Partnership to Home Properties in consideration for the payment to the Upper Tier Partnership of cash in an amount equal to that portion of the Net Consideration that has not already been paid to the General Partner and the Consenting Investors as provided above. The Upper Tier Partnership will simultaneously dissolve with the cash received in the preceding sentence distributed to its remaining limited partners according to Schedule 1 hereto. By executing this Agreement, the General Partner agrees that, notwithstanding the fact that it may have assigned its Interests to Home Properties, the General Partner as liquidating trustee will take any and all actions necessary to effect the above referenced liquidation, transfer, distribution and dissolutions and will indemnify Home Properties and HME against any and all claims or liabilities in connection therewith, including but not limited to any claim brought by Investors who have not consented to the transaction as described above. For federal income tax purposes, the transaction contemplated by this Agreement shall be treated as the merger of the Upper Tier Partnership and Project Partnership with and into Home Properties under Proposed Treasury Regulation Section 1.708-1(c)(2). The payment of the cash consideration shall be treated as a purchase by Home Properties of the Interests of each Partner who receives the cash consideration pursuant to Proposed Treasury Regulation Section 1.708-1(c)(3). The portion of the Property deemed to have been contributed to Home Properties under Proposed Regulation Section 1.708-1(c) shall be depreciated by Home Properties over the remaining recovery period to the Project Partnership at the time of the contribution.

     (c) "Net Consideration" means the Consideration less: (i) the principal amount on the Closing Date of the Existing Loan; (ii) the amount specified by the General Partner pursuant to paragraph (f) of Section 3 of this Agreement;
and (iii) the Reserve Amount.   "Reserve Amount" means the sum of:  (a) an
amount equal to the current liabilities of the Partnerships on the Closing Date (other than the principal amount of the Existing Loan and any other liabilities permitted to be retained within the Partnerships pursuant to the terms hereof or credited for the benefit of Home Properties), together with such other amounts as the General Partner may reasonably require (the "Liabilities Reserve") and (b) $125,000 (the "Indemnity Reserve"). The Indemnity Reserve shall be held and disbursed by the Disbursing Agent (as defined in Paragraph
(d) of this Section 2) as described in Paragraph (d) of this Section 2 and in Paragraphs (a) and (b) of Section 3. The Liabilities Reserve shall be held and disbursed by the General Partner as described in this Paragraph (c) and Paragraph (d) of this Section 2 and in Paragraph (a) and (b) of Section 3. The Liabilities Reserve shall be used to pay all amounts used to satisfy the current liabilities of the Partnerships and the liabilities of the Partnerships that Home Properties has not specifically agreed to assume as provided herein ("Liabilities Claims"). The Indemnity Reserve shall be used to pay any amounts paid or subject to claims of Home Properties by reason of a material breach or material misrepresentation of any representations, warranties, covenants or agreements of the Partnerships which survive Closing (but only during the period of such survival) ("Indemnity Claims"). If and to the extent that the Liabilities Reserve or the Indemnity Reserve is exhausted, Home Properties shall be entitled to make a claim against any Reserve Amount remaining for either a Liability Claim or an Indemnity Claim.

     (d) At Closing, the General Partner, on its behalf and on behalf of the Investors shall deliver in immediately available funds and OP Units to Chicago Title Insurance Company (the "Disbursing Agent") their pro rata share of the Indemnity Reserve. The Indemnity Reserve shall be held and disbursed pursuant to the terms of an escrow agreement that shall be in form and substance substantially similar to that attached hereto as EXHIBIT H. At Closing, the General Partner, on its behalf and on behalf of the Investors, shall retain in immediately available funds and OP Units an amount equal to the Liabilities Reserve and deposit it in a separate account. The Liabilities Reserve shall be held and disbursed pursuant to the terms of an escrow agreement that shall be in form and substance substantially similar to that attached hereto as EXHIBIT
I. Any cash deposited into the Indemnity Reserve and Liabilities Reserve by the Upper Tier Partnership shall be deposited on behalf of and for the benefit of the partners of the Upper Tier Partnership not consenting to the transaction and those electing to receive cash.

     (e) Payment of the portion of the Net Consideration and the Reserve Amount due to Investors who have not elected to receive OP Units in exchange for their Interests shall be paid in cash to the Consenting Investors electing to receive cash and to the Upper Tier Partnership with respect to any Investor not consenting to the Transaction at the Closing by wire transfer of immediately available federal funds. By executing a copy of this Agreement, the General Partner agrees that it shall be responsible for payment of all such sums to the parties entitled to receive them and shall indemnify Home Properties from any and all claims or liabilities in connection therewith.

     (f) Consenting Investors who are "accredited" investors under Regulation D of the applicable securities laws and who have elected to receive OP Units in exchange for their Interests shall be paid their portion of the Net Consideration and the Reserve Amount by the issuance of OP Units. The number of OP Units to be issued to each Unit Partner shall be their portion of the Net Consideration divided by $28.50 ("Market Price").

     (g) In the event that the actual average closing price of a share of common stock of HME, as listed on the New York Stock Exchange, for ten (10) consecutive trading days prior to, but not including, the day before the Closing Date is less than $25, then the Partnerships shall have the right to terminate this Agreement upon written notice to Home Properties and in such event, the Earnest Money Deposit shall be returned to Home Properties and this Agreement shall be null, void and of no further force and effect, and neither party shall have any further rights or obligations under this Agreement.

     3.    RELEASE OF RESERVES; CLOSING COSTS.

     (a) On the 180th day after the Closing Date: (i) the Disbursing Agent shall disburse to the General Partner that portion of the Indemnity Reserve that has not been paid, disbursed or subject to Liability or Indemnity Claims; and (ii) the General Partner shall no longer be required to hold that portion of the Liability Reserve that has not been paid, disbursed or subject to Liability or Indemnity Claims. The General Partner may then elect (x) to continue to hold such remaining amounts for the benefit of the holders of Interests immediately prior to the Closing Date (the "Holders"), as a fund against which to pay unanticipated claims (the "Contingency Reserve"), or (y) to distribute to the Holders in accordance with Schedule 1 attached hereto.

     (b) At any time, and from time to time, after the 180th day after the Closing Date that there is a Final Determination (as defined in EXHIBITS H AND
I) that any remaining portion, if any, of the Reserve Amount is no longer subject to Liability or Indemnity Claims, the Disbursing Agent shall distribute the remaining portion of the Indemnity Reserve to the General Partner and the General Partner shall no longer be required to hold the Liability Reserve. The General Partner may then elect (i) to continue to hold such remaining amounts for the benefit of the Holders, as a Contingency Reserve, or (ii) to distribute pro rata to the Holders in accordance with Schedule 1 attached hereto.

     (c) The General Partner may continue to hold the Contingency Reserve until such time as the General Partner deems prudent, after which any undisbursed amount remaining in the Contingency Reserve shall be disbursed by the General Partner to the Holders in accordance with Schedule 1 attached hereto.

     (d) Home Properties shall pay all recording fees, its attorneys' fees, the costs of any environmental surveys and studies, the costs of any desired title endorsements, the costs and fees up to 1% of the principal balance of the Existing Loan on the Closing Date incurred in connection with the assumption by Home Properties of the Existing Loan or the substitution of Home Properties as general partner and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The Partnerships shall pay their attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for the title insurance policy, the costs for updating and recertifying the existing survey of the Property, any costs and fees in excess of 1% of the principal balance of the Existing Loan on the Closing Date incurred in connection with the assumption by Home Properties of the Existing Loan or the substitution of Home Properties as general partner, any applicable transfer tax and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

     (e) On, or at any time prior to, the Closing Date, the General Partner shall have the right to spend on behalf of the Partnerships and/or distribute to the Investors any and all of the Excluded Assets held by the Partnerships, it being specifically agreed and understood that Home Properties is not purchasing the Excluded Assets of the Partnerships.

     (f) On the Closing Date, the Partnerships shall be entitled to direct that a portion of the Net Consideration be utilized by Home Properties to pay, on behalf of the Partnerships, the closing costs of the Partnerships and/or to satisfy certain other liabilities of the Partnerships.

     4.    OP UNITS.

     (a) Distributions with respect to the OP Units will be identical in amount and timing to the dividends on HME Common Shares, except that the initial distribution payable with respect to the OP Units issued to the Unit Partners shall be made on the date on which HME shall pay the dividend to holders of HME Common Shares that relates to the earnings for the calendar quarter in which the OP Units were issued to the Unit Partners, and shall be prorated such that the Unit Partners will receive a pro-rata distribution for the period from the date on which the OP Units were issued to the Unit Partners, which shall be the Closing Date to, and including, the last day of the calendar quarter in which the OP Units were so issued.

     (b) Subject to the terms of a Lock-Up Agreement, in the form of EXHIBIT B attached hereto, to be dated the Closing Date, and to the terms of the Second Amended and Restated Agreement of Limited Partnership of the operating Partnership, as amended (the "Operating Partnership Agreement"), the OP Units will be convertible into HME Common Shares, on a one-to-one basis, after the elapse of one (1) year from and after the Closing Date (the "Lock-Up Period"), during which the Unit Partners will be restricted from converting, or transferring, any of the OP Units pursuant to the terms of the Lock-Up Agreement.

     (c) From and after the expiration of the Lock-Up Period, the Unit Partners shall have all of the transfer, exchange and conversion rights with regard to the OP Units as are set forth in the Operating Partnership Agreement.

     (d) Upon the terms and conditions of a Registration Rights Agreement, in the form of EXHIBIT C attached hereto, to be dated the Closing Date, the Unit Partners shall have registration rights and a listing commitment with regard to the shares of HME Common Shares into which the OP Units can be converted (the "Registration Rights"), including demand and piggy back rights. The exercise of Registration Rights shall be without cost to the Partners. In addition, within 9 months of the Closing Date, HME agrees to file at its sole cost and expense a registration statement (the "Registration Statement") with the SEC registering the resale of the shares of common stock of HME into which the OP Units may be converted and to use reasonable commercial efforts to have the registration promptly declared effective by the Securities and Exchange Commission ("SEC"). HME agrees that the Registration Statement shall be kept current at its sole cost and expense until the earlier of: (i) all HME Common Shares received upon conversion of OP Units received pursuant to this Agreement have been sold pursuant to the Registration Statement; or (ii) the one year anniversary of the first date on which all such shares so received are eligible for sale pursuant to Rule 144(k) promulgated under the Securities Act of 1933. Notwithstanding anything to the contrary contained in this Agreement, in the event that HME has not filed the Registration Statement with the SEC by the date (the "Outside Filing Date") which is 11 months after the Closing Date, then for and with respect to each day during the period between the Outside Filing Date and the date on which the Registration Statement is filed with the SEC, Home Properties shall pay to the Unit Partners, as liquidated damages and not as a penalty, the sum of $1,000, which sum shall be apportioned pro rata among the Unit Partners.

     5. EXISTING LOAN. Home Properties shall be responsible for payment of any assumption fees in connection with the assumption of Existing Loan or substituting Home Properties as the General Partner with respect to such Existing Loan. Notwithstanding the above, Home Properties' responsibility as set forth in the previous sentence shall be limited to the amount equal to 1% of the principal balance of the Existing Loan on the Closing Date and the Partnerships shall be responsible for payment of any excess amounts; and Home Properties shall be responsible for payment of all application fees or other similar fees and legal fees charged by Existing Lender in connection with the assumption of the Existing Loan. Home Properties and HME agree to use commercially reasonable good faith efforts to expeditiously attempt to obtain all necessary approvals of the holder of the Existing Loan.

     6. PERMITTED EXCEPTIONS. The Property at Closing shall be subject only to the following (the "PERMITTED EXCEPTIONS"):

     (a)   the Existing Loan;

     (b) the lien of real estate taxes and assessments not yet due and payable;

     (c)   the Leases;

     (d)   the Service Contracts and Equipment Leases;

     (e) easements, rights-of-way, covenants, restrictions and other matters of record which do not materially adversely affect the use and operation of the Property;

     (f) all items and matters shown on the survey of the Property obtained pursuant to the terms hereof, provided such items and matters do not materially adversely affect the use and operation of the Property; and

     (g) such other agreements and matters as may be agreed to by the General Partner and Home Properties.

     7.    OBLIGATIONS AND COVENANTS OF THE PARTNERSHIP.

     (a) From the date of this Agreement to the Closing Date, the Partnerships shall:

     (1) Maintain, manage and operate the Property in substantially the same condition and manner as such Property is now maintained, managed and operated by the Partnerships, and keep the Property, including, without limitation, the Improvements and Personal Property, in substantially the same good condition and repair as such Property is now maintained, ordinary wear and tear excepted;

     (2) Maintain the Existing Loan in full force and effect, timely make all payments, and observe and perform in all material respects all covenants to be paid, observed or performed by the mortgagor thereunder, and promptly deliver to the Home Properties any notice of default received thereunder;

     (3) Promptly provide Home Properties with a copy of any written notice, citation, complaint or other directive from any person, entity or governmental authority whereby compliance with any Environmental Law is called into question;

     (4) maintain in full force and effect all of the existing insurance policies regarding the Property;

     (5) Promptly deliver notice to Home Properties of, and, if appropriate, defend, at the Partnerships' expense, all actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof;

     (6) Promptly deliver to Home Properties any written notice of actual or threatened condemnation of the Property, or any portion thereof;

     (7)   Maintain all Licenses in full force and effect;

     (8) Maintain all Service Contracts in full force and effect; timely make all payments, and observe and perform all material obligations to be paid, observed or performed by the Partnerships thereunder; and promptly notify Home Properties of any receipt of any notice of default thereunder;

     (9) Provide all services, repairs and other work required to be provided by the landlord under the Leases;

     (10) Reasonably cooperate with Home Properties in connection with (i) the consummation of the transaction contemplated by this Agreement, and
           (ii) the preparation of the Closing documents and apportionments hereunder;

     (11) Promptly deliver to Home Properties a copy of any written notice of required work from any company insuring the Property against casualty loss;

     (12) Terminate all management agreements pertaining to the Property, effective as of the completion of the Closing on the Closing Date;

     (13) Promptly deliver to Home Properties a copy of any written notice of any violation (or alleged violation) of any law, ordinance, order, requirement or regulation of any Federal, state, county, municipal or other governmental department, agency or authority relating to the Property; and

     (14) Promptly give written notice to Home Properties of the occurrence of any condition or event which materially and adversely affects the truth or accuracy of any representation or warranty made by the Partnerships under or pursuant to this Agreement.

     (b) From the date of the expiration of the Due Diligence Period to the Closing Date, the Partnerships shall not and shall not direct or permit the Trust to:

     (1) Except with the consent or in conjunction with Home Properties, modify, amend, renew, extend, terminate or otherwise alter the Existing Loan, or any document or documents relating thereto;

     (2) Increase any wage or fringe benefit payable to any employee at the Property, other than periodic increases and bonuses customarily provided such employees, without the prior written consent of Home Properties, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

     (3) Remove from the Property any article of Personal Property, except the Excluded Assets or as may be necessary for repairs, or the discarding of worn out or useless items, provided, however, that any such article removed for repairs shall be returned to the Property promptly upon its repair, and shall remain a part of the Personal Property, whether or not such article shall be located on the Property at the time of the Closing, and any such article so discarded and required for the normal operation of the Property shall be replaced with a new or replacement article of similar quality and utility prior to Closing;

     (4) Except in the ordinary course of business, modify, amend, renew, extend, terminate or otherwise materially alter any of the Service Contracts, or enter into any new service or maintenance contract, equipment lease or any purchase order affecting the Property, without the prior written consent of Home Properties, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

     (5) Except in the ordinary course of business, terminate any Lease. Ordinary course of business shall be deemed to include, without limitation, non-renewals of problem tenants, commencement of summary ejectment proceedings where a tenant is more than ten (10) days delinquent in the payment of rent, cases of any Lease where the tenant is more than thirty (30) days delinquent in the payment of rent, or in which there has been a material violation of the obligations of tenant;

     (6) Except in the ordinary course of business, enter into any new Lease, or renew or extend any existing Lease, for a term in excess of twelve months, or at a monthly rental less than the relevant rental rate set forth on Exhibit D;

     (7) Modify or amend the present form of lease in use by the Partnerships or the Trust, without the prior written consent of Home Properties unless required by law or any insurance carrier;

     (8) Except in the ordinary course of business, enter into any new license, franchise, concession or easement agreement affecting the Property, without the prior written consent of Home Properties, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

     (9) Except in the ordinary course of business of the Partnerships, apply any Security Deposits against rent delinquencies or other Lease defaults, other than in the case of tenants who have vacated their apartments, or are currently involved in litigation with the Partnerships or the Trust;

     (10) Undertake or commence any material renovations or alterations at the Property, except those necessary to comply with any of the provisions of this Agreement, without the prior written consent of Home Properties, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

     (11) Sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property, or the Personal Property, or any interest therein, except in the case of the sale or other disposition of items of Personal Property to be replaced hereunder; and

     (12) Initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of the Property.

     (13) Amend or revise in any way the trust agreement relating to the Trust.

     8. OBLIGATIONS AND COVENANTS OF HOME PROPERTIES AND HME. Home Properties and HME covenant and agree with the Partnerships, both before and after Closing as follows:

     (a) Distributions with respect to the OP Units will be identical in amount and timing to the dividends on HME Common Shares, except that the initial distribution payable with respect to the OP Units issued to the Unit Partners shall be made on the date on which HME shall pay the dividend to holders of HME Common Shares that relates to the earnings for the calendar quarter in which the OP Units were issued to the Unit Partners, and shall be prorated such that the Unit Partners will receive a pro-rata distribution for the period from the date on which the OP Units were issued to the Unit Partners, which shall be the Closing Date to, and including, the last day of the calendar quarter in which the OP Units were so issued.

     (b) The General Partner may retain copies of any and all books and records pertaining to the Partnerships and the operation of the Property so that the General Partner may wind up the affairs of the previously conducted business.

     (c) At the Closing, Home Properties shall deliver to each Unit Partner good and marketable title to the OP Units allocated to such Unit Partner, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement, the Registration Rights Agreement, and the Lock-Up Agreement, and shall, by execution of the Amendment, admit each Unit Partner as a limited partner in Home Properties.

     (d) At all times for and during a period of ten (10) years from and after the Closing Date, Home Properties shall allocate to each Unit Partner, for Federal Income tax purposes, pursuant to Section 752 of the Code, qualified nonrecourse debt (as defined in Section 465(b)(6) of the Code) of Home Properties in an aggregate amount not less than the tax basis Capital Account Deficit of such Partner, as adjusted from time to time.

     (e) The initial tax basis Capital Account Deficit of each Unit Partner in the Property, shall be determined by reference to each such Unit Partners Capital Account Deficit in the Partnerships as at (just prior to) the contribution of such Unit Partner's interest in the Partnerships to Home Properties on the Closing Date, and shall be based upon the estimated information set forth in Schedule 3 attached hereto and shall be updated based upon the information set forth in a schedule to be furnished by the accountant for the General Partner within the time required by Section 34(e) hereof. Thereafter, for a period of ten (10) years from and after the Closing Date, the tax basis Capital Account Deficit of each Unit Partner shall be adjusted annually to reflect changes occasioned at the level of Home Properties, including, without limitation, distributions made by Home Properties. During this period Home Properties shall monitor the tax basis Capital Account Deficit of the Unit Partners to fulfill the obligations of the immediately preceding
paragraph.    At the end of such ten (10) year period , Home Properties shall cooperate with each Unit Partner by providing each Unit Partner with the right to execute an agreement obligating such Unit Partner to restore any portion of a tax basis deficit balance in such Unit Partner's capital account and/or provide the opportunity to each Unit Partner to enter into a "bottom-tier guaranty" with respect to the debt of the Home Properties. Furthermore, in complying with Section 4.04 of the Operating Partnership Agreement, Home Properties agrees that the methodology chosen under Section 704(c) of the Internal Revenue Code shall be the "traditional" method.

     (f) For a period of ten (10) years from and after the Closing Date, Home Properties shall not sell, exchange, transfer or otherwise dispose of the Property, or any replacement of the Property (in any event, a "Property Transfer"), unless such Property Transfer occurs in such manner as to be wholly tax free to the Unit Partners.

     (g) Future transactions involving HME, or Home Properties, including, without limitation, merger(s), sale(s) of assets or similar transactions, shall be structured in such manner as to (i) not result in an amendment to the definition of Conversion Factor as it is currently included in the Operating Partnership Agreement; (ii) prevent, in the context of such a transaction, a different per unit value being assigned to the OP Units issued to the Unit Partners than the value assigned per share to the then outstanding HME Common Shares; and (iii) for a period of ten (10) years from and after the Closing Date, not accelerate or interfere with the tax deferred nature of the transaction contemplated by this Agreement with respect to the OP Units issued to the Unit Partners.

     (h) Home Properties hereby agrees to permit a pledge and/or hypothecation of the OP Units held by the Unit Holders to one or more third party lenders, as collateral for financing obtained by such Unit Holders. Home Properties further agrees that it will execute and deliver documentation reasonably requested by such lenders to facilitate such financing.

     9.    REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS.

     (a) Each of the Partnerships represents and warrants for itself that each of the following is true, complete and accurate in all material respects as of the date of this Agreement (and, except as designated in writing by such Partnership at or before Closing, will be true, complete and accurate in all material respects as of the Closing Date) with regard to such Partnership and the Property:

     (1) To the best knowledge of the Partnership, the Trust is the sole owner of the Property.

     (2) To the best knowledge of the Partnership, one of the Partnerships owns legal and beneficial title to the Personal Property, other than the Leased Equipment, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

     (3) There are no agreements with regard to the Leased Equipment other than the Equipment Leases set forth in SCHEDULE 2 attached hereto, and true and complete copies of all Equipment Leases have been or will be delivered to Home Properties.

     (4) To the best knowledge of the Partnership, each of the Equipment Leases is in full force and effect; none of the parties thereto is in material default of any of its obligations thereunder; and no event has occurred within the prior two (2) years that, with the giving of notice, or the passage of time, or both, would constitute a material default thereunder.

     (5) To the best knowledge of the Partnership: the Existing Loan is in full force and effect the Partnership has no notice of any material default by the Partnerships or the Trust thereunder; and no event has occurred within the prior two (2) years that with the giving of notice, or the passage of time, or both, would constitute a material default by either of the Partnership or the Trust thereunder.

     (6) To the best knowledge of the Partnership, true, complete and accurate copies of the Existing Loan documents and the trust agreement for the Trust have been or will be made available to Home Properties.

     (7) The Partnership is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Illinois, and subject to consent of Existing Lender, has full power and authority to enter into, and to fully perform and comply with the terms of this Agreement and to own, lease and operate its properties and to carry on its business as it is now being conducted.

     (8) Subject to consent of Existing Lender and consent of parties to the Equipment Leases, the execution and delivery of this Agreement, and its performance by the Partnership, will not conflict with, or result in the breach of, any contract, agreement, law, rule or regulation to which the Partnership or the Trust is a party, or by which the Partnership or the Trust is bound.

     (9) Subject to consent of Existing Lender, to the best knowledge of the Partnership this Agreement is valid and enforceable against the Partnership in accordance with its terms, and each instrument to be executed by the Partnership pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors, rights generally.

     (10) Except as disclosed in Schedule 5 attached hereto, no written notice has been received by the Partnership within the prior two (2) years from any insurer, the Existing Lender or from any governmental or municipal authority, with respect to any defect which affects the Property, or the use or operation thereof, which remains uncured or uncorrected.

     (11) To the best knowledge of the Partnership and except as set forth on tax bills for the Property or the Title Commitment, there are no special or other assessments for public improvements or otherwise now affecting the Property, nor has the Partnership received written notice within the prior two (2) years of any pending or threatened special assessments affecting the Property.

     (12)  To the best knowledge of the Partnership, except as disclosed in
           Schedule 5 attached hereto, the Partnership has not received any written notice within the prior two (2) years from any party that the Property, or the current use, occupation or condition thereof, violate(s) any governmental statute, law ordinance, rule or regulation applicable (or allegedly applicable) to the Property, or any order of any governmental agency relating to the Property and/or the use and/or legal occupancy thereof, or any applicable deed restrictions or other covenant, easement or agreement pertaining to the Property (including, without limitation, any of the Permitted Exceptions), or any approval pertaining to the Property.

     (13) To the best knowledge of the Partnership, all certificates of occupancy, operating permits and licenses (the "Licenses") required by any relevant governmental authority for the lawful use, operation and occupancy of the Property have been issued, and are in full force and effect.

     (14) Except as disclosed in Schedule 5 attached hereto, the Partnership has received no written notice within the prior two (2) years that the current use, operation or occupancy of any part, or all, of the Property violates any of the Licenses.

     (15) Except as disclosed in Schedule 5 attached hereto, there is no action, proceeding or investigation pending, or, to the best knowledge of the Partnership, threatened, against the Partnership, or the Property, by or before any court or governmental department, commission, board, agency or instrumentality. Any liability sustained under any action, proceeding or investigation disclosed on
           Schedule 5 is being defended by the insurance carrier for the Partnership and the Partnership shall provide Home Properties with proof of insurance. Home Properties shall undertake no obligation with respect to any such action, proceeding or investigation as a result of the transaction contemplated by this Agreement.

     (16) Within the prior two (2) years, the Partnership has not received written notice of any Federal, state, county or municipal plan to restrict or change access from any public highway or road to the Property, or of any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Property.

     (17) The Partnership has not (i) made a general assignment for the benefit of its creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet its financial obligations as they mature.

     (18) To the best knowledge of the Partnership, there is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of the Partnership, or the debts of the Partnership, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for the Partnership or the Property.

     (19) To the best knowledge of the Partnership, the tax-related information set forth on SCHEDULE 3 attached hereto is true, complete and accurate in all material aspects as at the date set forth therein. The obligations of Home Properties contained in
           Section 8(d) and the representations of Home Properties contained in
           Section 10(a)(13) are conditioned upon the material accuracy of the representations of this Paragraph and the attached SCHEDULE 3.

     (20) True and complete copies of all Leases have been or will be made available to Home Properties at the principal office of the Property.

     (21) Except for the Existing Loan, none of the landlord's rights or interests under any of the Leases have been assigned, mortgaged, pledged, hypothecated or otherwise encumbered.

     (22) To the best knowledge of the Partnership, the Rent Roll attached as EXHIBIT D (the "Rent Roll") accurately includes each tenant's name, a description of the dwelling unit leased by such tenant, the amount of rent due monthly from such tenant, the amount of the security deposit, if any, paid by such tenant (collectively, the "Security Deposits"), the expiration date of the term of such Lease, an indication if rents are not being paid or are not current (within 30 days of their due date) an indication if a tenant has paid any rent for more than one month in advance, and an indication if tenant is entitled to any free rent, abatement of rent or similar concession.

     (23) An indication if a tenant is entitled to any free rent, abatement of rent or similar concession except in accordance with the past practice of the Partnership.

     (24) To the best knowledge of the Partnership, except for commissions payable to the management agent of the Property and any outside locater service, no brokerage commission or other compensation is payable (or will, with the passage of time, or occurrence of any event, or both, be payable) with respect to any Lease. The Partnership acknowledges that any commission payable to the management agent shall be its responsibility to pay and shall not be assumed by Home Properties. Home Properties hereby agrees that it shall assume the responsibility to pay any commission due to the outside locater service that is earned but not payable as of the Closing Date.

     (25) True and complete copies of the Service Contracts have been or will be made available to Home Properties at the principal office of the Property.

     (26) To the best knowledge of the Partnership: each of the Service Contracts is in full force and effect; none of the parties thereto is in material default of any of its obligations thereunder; and no event has occurred that, with the giving of notice, or the passage of time, or both, would constitute a material default thereunder.

     (27) SCHEDULE 1 hereto lists the current holders of all outstanding Partner Interests of the Partnership together with the percentage interest held by each Partner. In the event that any Partner listed on SCHEDULE 1 transfers any Interests prior to the Closing Date, the Partnership shall use good faith reasonable efforts to promptly provide written notice to Home Properties of such transfer, and such notice shall include the names of the transferor and the transferee, the address of the transferee and the number of units transferred.

     (28) To the best knowledge of the Partnership, except: (i) as disclosed in SCHEDULE 4 attached hereto or the financial statements of the Partnership furnished to Home Properties; (ii) for liabilities and obligations incurred in the normal course of business of the Partnership, including but not limited to the Existing Loan, Equipment Leases, Service Contracts and Leases ; and (iii) as otherwise disclosed in this Agreement, the Partnership has no material liability or obligation of any nature which is any way materially and adversely affects or is related to the Property or Personal Property whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

     (29) Except as previously disclosed to Home Properties, all of the ranges and refrigerators in the Property are the property of the Partnership and not of the tenants.

     (30) To the best knowledge of the Partnership, the Partnership has filed or will file when due (as such due date may be extended) all notices, reports and returns of Taxes (as defined below) required to be filed before the Closing Date and has paid or, if due after the date hereof and prior to the Closing Date, will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Partnership, and including any interest, penalties or additions attributable thereto.

     (31) Neither the Property nor the transfer of the Property is subject to the terms and provisions of the Illinois Responsible Property Transfer Act ("IRPTA"), 765 ILCS 90/1 et. seq., because the Property does not contain any underground storage tanks which require notification under Section 9002 of the Solid Waste Disposal Act, 42 U.S.C. Section 6991, or any facilities which are subject to reporting under Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11022, and federal regulations promulgated thereunder.

     (b) To the best knowledge of each of the Partnerships, all of the representations and warranties of such Partnership, set forth in this Agreement shall be true and correct in all material respects at the date of this Agreement, and (except as disclosed in writing by such Partnership at or before Closing), all shall be deemed to be repeated at, and as of the Closing Date, and shall be true and correct in all material respects as at the Closing Date.

     (c) All references in Section 9(a), elsewhere in this Agreement or in documents and agreements to be executed and delivered pursuant to the terms hereof, to matters within the "knowledge of the Partnership" or "to the best knowledge of the Partnership" or similar variations thereof, shall be limited to: (i) the knowledge of Dr. Martin Gecht after due inquiry of the on-site manager of the Property, but without having conducted any other independent inquiry or investigation; and (ii) written notices received by the Partnership.

     (d) Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, Home Properties or HME acquires knowledge (through the provision of any written documentation delivered by or at the direction of the Partnerships or General Partner, or received from the Partnerships or General Partner, or through the delivery to Home Properties or HME of a written report or other written acknowledgment from any third party engaged to perform any of the tests, studies, investigations and inspections contemplated under this Agreement, including, without limitation: (i) all written reports from environmental consultants and engineers retained in connection with the transaction described herein; (ii) the Leases; (iii) the Title Commitment; (iv) and items delivered pursuant to Section 13 hereof) of the breach of any or all of either of the Partnership's representations and warranties made in this Agreement, and Home Properties and HME nevertheless elect to close under this Agreement, then Home Properties and HME shall be deemed to have waived the breach(es) in question, and shall have no right, at any time after Closing, to assert a claim, of any nature whatsoever, against the Partnerships or their partners with respect to that breach.

     (e) All of the representations and warranties of the Partnerships, set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing for a period of six (6) months following Closing, and shall not be deemed to have merged in any document delivered at the Closing. Any claim for any breach of any representation or warranty of the Partnerships shall be brought by delivery of written notice to the General Partner, if at all, within six (6) months from the date of Closing or thereafter be forever barred except in the case of fraud by the Partnerships.

     (f) Each of the Partnerships agrees to indemnify Home Properties, and hold harmless and defend Home Properties, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys, fees, arising as the result of a material breach of any of the representations and warranties of such Partnership set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither the General Partner nor any other partners of the Partnerships shall have any personal liability, and no action of any kind shall be maintained against any of them or their respective assets, with respect to this Agreement and/or the transactions described in this Agreement, and Home Properties, its successors and assigns, shall look solely to the assets of the Partnerships and the cash or assets held by the Disbursing Agent and the General Partner pursuant to Paragraph (c) of Section 2 above, for the payment of any claim against or the performance of any obligation of the Partnerships. The foregoing limitation of liability as it relates to the Partnerships and the General Partner shall not apply in the case of fraud, but in any event such liability shall not exceed the amount of the Net Consideration paid to the applicable partner.

     (g) Except as expressly provided in this Agreement, the Partnerships, have made no representations and/or warranties regarding the Property and the Interests, and, except as expressly set forth in this Agreement, Home Properties shall, at Closing, accept the Property and the Interests in "AS IS" condition, with all faults, and without any other representations or warranties of any kind, whether as to merchantability, or fitness for a particular purpose, or otherwise.

     10.   REPRESENTATIONS AND WARRANTIES OF HOME PROPERTIES AND HME.

     (a) Home Properties and HME, jointly and severally, represent and warrant to the Partnership and to each Partner that each of the following is true, complete and accurate as of the date of this Agreement, and will be true, complete and accurate as of the Closing Date:

     (1) Home Properties and HME are duly organized, validly existing and in good standing (under the laws of the State of New York and the State of Maryland, respectively), and each has all the requisite power and authority to enter into and carry out and fully perform and comply with this Agreement, according to its terms, and to own, lease and carry on its business as it is now being conducted. Home Properties and HME each are duly qualified to conduct business in the State of Michigan and in all other states where the failure to so qualify would have a material and adverse effect on its business. HME is the sole general partner of Home Properties.

     (2) Neither the execution and delivery of this Agreement, nor the performance of this Agreement by Home Properties, nor the execution, delivery and performance of the Registration Rights Agreement by HME, nor the execution and delivery of the Lock-Up Agreement by HME and Home Properties, nor the execution and delivery of the Amendment (as hereinafter defined) by Home Properties, nor the execution, delivery and performance of all other agreements contemplated by this Agreement, nor the issuance and delivery of the OP Units by Home Properties, will conflict with, or result in any breach of, any contract, agreement, law, rule or regulation to which either HME or Home Properties is a party, or by which either HME or Home Properties is bound.

     (3) Subject to the approval of the Board of Directors of HME, this Agreement has been duly authorized, executed and delivered, and constitutes a legal and binding obligation of Home Properties and HME, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors rights generally.


     (4) Each instrument to be executed and delivered by Home Properties and/or HME pursuant to this Agreement, or in connection herewith, including, without limitation, the Registration Rights Agreement, Lock-Up Agreement and Amendment (as hereinafter defined) will, when executed and delivered, be valid and enforceable against Home Properties and/or HME in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors, rights generally.

     (5) There is no litigation, proceeding or investigation pending, or to the best knowledge of Home Properties, threatened, against or affecting Home Properties, or HME by or before any court or governmental department, commission, board, agency or instrumentality that might affect the validity of this Agreement, or any action taken, or to be taken, by Home Properties, or HME, pursuant to this Agreement, or that might have a material adverse effect on the business of Home Properties.

     (6) At the Closing, Home Properties shall deliver to each Unit Partner good and marketable title to the OP Units allocated to such Unit Partner, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement, the Registration Rights Agreement, and the Lock-Up Agreement, and shall, by execution of the Amendment, admit each Unit Partner as a limited partner in Home Properties. When issued pursuant to this Agreement, the OP Units to be issued to the Unit Partners will have been duly authorized, validly issued, fully paid and non-assessable.

     (7) The Operating Partnership Agreement attached as EXHIBIT E, to this Agreement is true, complete and accurate as at the date of this Agreement, and shall not be further amended prior to the Closing Date, except for (i) amendments in connection with the issuance of additional common shares or preferred stock by HME; (ii) amendments in connection with mergers or other transactions wherein additional OP Units are issued in connection with the acquisition of real property, or of interests in entities which own real property; and
           (iii) amendments that do not negatively affect the rights of the holders of OP units. An updated version of the Operating Partnership Agreement will be furnished to the Partnership at Closing, certified as a true, complete and accurate copy thereof.

     (8) All financial information heretofore or hereafter furnished by HME or Home Properties concerning such entities is, and shall be, true, complete and correct in all material respects as of the date therein specified. All of the information furnished and statements made by HME or Home Properties to the Partnerships or the Partners with respect to this Agreement or the Offer, and in the periodic filings (as updated) by HME or Home Properties with the Securities and Exchange Commission, are true and correct in all material respects and do not misstate or fail to state any material fact. There has not been any material adverse change in the financial condition or business of Home Properties or HME since the date of such financial information and periodic filings, as the case may be, other than any change that may occur with respect to the market price for HME Common Shares.

     (9) HME or Home Properties has not (i) made a general assignment for the benefit of creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet its financial obligations as they mature.

     (10) There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of HME or Home Properties, or the debts of HME or Home Properties, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for HME or Home Properties.

     (11) Except: (i) as disclosed in writing to the Partnerships; (ii) for liabilities and obligations incurred in the normal course of business of HME or Home Properties; and (iii) as otherwise disclosed in this Agreement, the Offer or in periodic filings (as updated) by HME or Home Properties, HME and Home Properties has no material liability or obligation of any nature which is any way materially affects their financial statements, whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

     (12) HME and Home Properties will file when due all notices, reports and returns of Taxes (as defined below) required to be filed after the Closing Date and will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns arising after Closing. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Partnership, and including any interest, penalties or additions attributable thereto, which arise after closing.

     (13) The provisions of Section 4 (a), (b), (c) and (d) of this Agreement, and the provisions of Section 8 (d), (e), (f) and (g) and (h) of this Agreement, are incorporated by reference herein as if recited at length as a representation and warranty of HME and Home Properties.

     (14) HME and Home Properties will be responsible for all activities, operations, debts, liabilities of and claims against the Partnerships which arise and result from occurrences from and after Closing.

     (15) Home Properties is treated as a partnership for federal income tax purposes and not as an association taxable as a corporation or a "publicly-traded partnership" taxable as a corporation.

     (16) Subject to the Lock-Up Agreement, the OP Units are redeemable for HME Common Shares or cash in accordance with the redemption procedures described in the Operating Partnership Agreement, and such redemption obligations are enforceable against Home Properties in accordance with the terms of the Operating Partnership Agreement.

     (17) The HME Common Shares will be duly authorized and, to the extent delivered upon redemption of the OP Units, will have been validly issued, fully paid, nonassessable and free and clear of any liens, encumbrances, claims, rights of others, and preemptive or similar rights, other than the Lock-Up Agreement. HME has and will continue to have a sufficient number of authorized but unissued shares of common stock to permit the issuance of the HME Common Shares upon conversion of the OP units.

     (18) HME: (i) has, in its federal income tax return for its tax year ended December 31, 1994, elected to be taxed as a "real estate investment trust" within the meaning of Section 856 of the Code, which election remains in effect and is currently intended to continue to remain in effect for each of HME taxable years; (ii) has operated, and intends to continue to operate, in such manner as to qualify as a real estate investment trust for each of its taxable years; (iii) will not be rendered unable to qualify as a real estate investment trust for federal income tax purposes as a consequence of the transaction contemplated hereby; and (iv) will use its reasonable commercial efforts to continue to qualify and be taxed as a real estate investment trust.

     (19) Home Properties has not in the past and has no current intention or plan to make distributions to its partners in the form of property.

     (b) All of the representations and warranties of Home Properties and HME, set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing without limitation as to the term thereof and shall not be deemed to have merged in any document delivered at the Closing.

     (c) Home Properties and HME agree, jointly and severally, to indemnify the Partnerships and each Partner, and hold harmless and defend the Partnerships and each Partner, from and against any and all losses, costs, claims, liabilities, taxes (including taxes on any indemnification amount), damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a breach of any of the obligations, covenants, representations and/or warranties of Home Properties and/or HME set forth in this Agreement, and in any agreement, instrument and document executed and delivered by Home Properties and HME pursuant to this Agreement or in connection herewith. If a Partner recognizes taxable gain due to a breach of Sections 8(d), (e) or (f), Home Properties shall indemnify each Partner in an amount, on a grossed-up basis for Federal income tax purposes, equal to (x) the increase in taxable income caused by such breach multiplied by (y) the highest marginal tax rate then in effect under Section 1(c) of the Code.

     11.   CONDITIONS TO THE OBLIGATIONS OF HOME PROPERTIES.

     (a) Without limiting any of the rights of Home Properties elsewhere set forth in this Agreement, it is agreed that the obligations of Home Properties under this Agreement shall be subject to the satisfaction of the conditions set forth following ("Home Properties' Conditions"):

     (1) All of the representations and warranties of the Partnerships set forth in this Agreement shall be true, accurate and correct in all material respects as of the Closing Date (as if made on the Closing
           Date).

     (2) On or before the Closing Date, all of the management agreements pertaining to the Property shall have been terminated (effective as at the completion of the Closing on the Closing Date), without cost or expense to Home Properties.

     (3) As at the Closing Date, the Existing Loan shall be in full force and effect, with no default or right to accelerate occurring thereunder.

     (4) The Partnerships shall have delivered to Home Properties all of the documents and other items required to be delivered by the Partnerships to Home Properties under the terms of this Agreement.

     (5) The General Partner shall have executed an agreement whereby it agrees that it will be responsible for making all final distributions to the former Partners of the Partnerships from (i) any amounts remaining in the Reserve Account and/or Contingency Account (as the case may be) at the time of expiration of such Accounts, and (ii) from any other funds belonging to the Partnerships that the General Partner holds, and shall indemnify Home Properties for all claims relating thereto.

     (6) No less than 100% of the interests of the Partners shall have agreed in writing prior to Closing to exchange their Interests, in a form reasonably acceptable to Home Properties, for cash or OP Units and assignments for such Interests and documentation from each Unit Partner showing that each is an "accredited" investor shall have been received at or prior to Closing, except that this condition shall not apply in the event Home Properties receives (by virtue of the foregoing exchange or otherwise) 100% of the ownership interests in the Project Partnership pursuant to transfer documents in a form reasonably acceptable to Home Properties.

     (7) Within 60 days after the date of this Agreement, the Existing Lender shall have approved the assumption of the Existing Loan by Home Properties (or substitution of Home Properties as General Partner of the Partnership) and agreed to the substitution of Home Properties as guarantor under any carve-out or similar exceptions to non-recourse guarantees and the release of the General Partner from all personal liability arising under or in connection with the Existing Loan.

     (8) The Partnerships shall have obtained from the relevant municipality any Certificate of Occupancy or similar proof of right to occupy as may be required by that municipality to be delivered by the seller of real property as a condition to transfer of title to the Property and shall have paid all costs, fees, charges and expenses in connection therewith.

     (9) The Board of Directors of HME shall have approved the transaction described in this Agreement on or prior to August 1, 2000.

     (10) The fulfillment by the Partnerships of such other conditions to Closing as are set forth in this Agreement.

     (11) Home Properties shall have received as of the Closing a certificate of no liability issued by the Illinois Department of Revenue stating that no assessed but unpaid tax, penalties or interest are due by the Trust or the Partnerships, including any unpaid employer withholding tax and relieving Home Properties from any obligation to withhold funds at Closing. Home Properties may notify the Illinois Department of Revenue of the intended sale and request the Department to make a determination as to whether the Trust or the Partnerships have an assessed by unpaid, amount of tax, penalties or interest. The Partnerships agree that Home Properties may, at Closing, deduct and withhold from the proceeds that are due the Partnerships 150% of the amount necessary to comply with the withholding requirements imposed by Section 902(d) of the Illinois Income Tax Act. Home Properties shall deposit the amount so withheld in escrow with the Title Company (hereinafter defined) pursuant to terms and conditions acceptable to the Partnerships and Home Properties, but in any event, complying with said Section 902(d).

     (12) Home Properties shall have received as of the Closing a completed and executed Environmental Disclosure Document For Transfer of Real Property, if required by the Illinois Responsible Property Transfer Act ("IRPTA") (which disclosure document shall be delivered to Home Properties not less than thirty (30) days prior to the Closing Date)

     (b) Each of Home Properties' Conditions is for the benefit of Home Properties, and, accordingly, any such condition may be waived by Home Properties at any time.

     (c) If any Home Properties' Conditions shall not have been satisfied, or waived, by Home Properties and Home Properties has otherwise performed its obligations in connection therewith, Home Properties shall have the right to terminate this Agreement by written notice to the Partnerships, in which event the Earnest Money Deposit shall be returned to Home Properties, and this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, but subject to the provisions of Section 23 of this Agreement.

     12.   CONDITIONS TO THE OBLIGATIONS OF THE PARTNERSHIPS.

     (a) Without limiting any of the rights of the Partnerships elsewhere set forth in this Agreement, it is agreed that the obligations of the Partnerships under this Agreement shall be subject to the satisfaction of the conditions set forth following (the "Partnership's Conditions"):

     (1) All of the representations and warranties of Home Properties, and HME, set forth in this Agreement shall be true, accurate and correct as of the Closing Date (as if made on the Closing Date).

     (2) Home Properties shall have delivered to the Partnership all of the documents and other items required to be delivered by Home Properties under the terms of this Agreement.

     (3) No less than 100% of the interests of the Partners shall have agreed in writing prior to Closing, to exchange their Interests in the Partnership for cash and/or OP Units and assignments for such interests shall have been received by Closing, except that this condition shall not apply in the event of a transfer to Home Properties (by virtue of the foregoing exchange or otherwise) of 100% of the ownership interests in the Project Partnership.

     (4) Within 60 days after the date of this Agreement, the Existing Lender shall have approved the assumption of the Existing Loan by Home Properties (or substitution of Home Properties as General Partner of the Partnership) and agreed to the substitution of Home Properties as guarantor under any carve-out or similar exceptions to non-recourse guarantees and the release of the General Partner from all personal liability arising under or in connection with the Existing Loan.

     (5) There shall have occurred no "Change of Control" with respect to Home Properties or HME as defined in the Articles Supplementary relating to HME's Series C Convertible Cumulative Preferred Stock.

     (6) Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the financial condition of Home Properties or HME.

     (7) The fulfillment by Home Properties of such other conditions to Closing as are set forth in this Agreement.

     (b) Each of the Partnerships' Conditions is for the benefit of the Partnerships, and, accordingly, any such condition may be waived by the Partnerships at any time.

     (c) If any of the Partnerships' Conditions shall not have been satisfied, or waived by the Partnerships and the Partnerships have otherwise performed their obligations in connection therewith, the Partnerships shall have the right to terminate this Agreement by written notice to Home Properties, in which event the Earnest Money Deposit shall be returned to Home Properties, and this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, but subject to the provisions of
Section 23 of this Agreement.

     13. INSPECTION PERIOD. Subject to the rights of existing tenants at the Property, Home Properties shall have a period of thirty (30) days from and after the date of this Agreement (the "DUE DILIGENCE PERIOD") within which to cause one or more surveyors, attorneys, engineers, auditors, architects, and/or other experts of its choice (i) to inspect any document related to any Property, including, without limitation, all Leases and related documents, documents pertaining to the Existing Loan, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts and annual and monthly operating statements, (ii) to inspect, examine, survey, appraise and obtain engineering inspection and environmental reports with respect to the Property, or all of the Property, (iii) to review documents pertaining to the Trust, including but not limited to the trust agreement, as well as the partnership agreements and certificates for the Partnerships, and (iv) otherwise to do all that, which, in the opinion of HME, is necessary to determine the condition and value of the Property for the uses intended by Home Properties, provided, however, that Home Properties shall not conduct any environmental study of any Property beyond a Phase 1 level without the consent of the General Partner, which consent shall not be unreasonably withheld. Home Properties may declare the Due Diligence Period ended at any earlier time by written notice to the Partnerships. Home Properties must be satisfied in all respects (in the sole and absolute discretion of Home Properties) with the results of all reviews, inspections and investigations conducted by, or under, Home Properties during the Due Diligence Period. If Home Properties shall not be so satisfied, Home Properties may, within the Due Diligence Period, terminate this Agreement, in which event Home Properties shall have no obligation or liability under this Agreement, or with regard to the Partnerships or the Property, and Home Properties shall be entitled to the immediate return of the Earnest Money Deposit, and this Agreement shall, thereafter, be null, void and of no further force or effect. If not so terminated by Home Properties, this Agreement shall continue in full force and effect according to its terms. Home Properties shall be responsible for payment of all of the costs of its due diligence activities, including, without limitation, all engineering and environmental reports, and all financial and Lease audits. Home Properties and HME shall jointly and severally indemnify, defend and hold the Partnerships harmless from and against any and all loss, claims, damage and expense arising out of entry by Home Properties and its agents, contractors and employees onto the Property or any testing performed thereon; Home Properties and HME shall repair any damage which it may cause as a result of any such entry and testing; Home Properties and HME shall cause their entry, inspections and testing (if any) to be conducted in a manner so as to minimize disruption to tenants at the Property. The obligations of Home Properties and HME under the foregoing sentence shall survive any termination of this Agreement, notwithstanding anything to the contrary contained herein.

     14.   TITLE.

     (a) At Closing, the Trust will hold good, marketable and insurable fee simple title to the Property, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

     (b) The Partnerships will provide an ALTA Owner's Policy of Title Insurance (the "Title Policy"), preceded by a Commitment (the "Title Commitment"), regarding the Property in the amount of the Consideration, confirming good and marketable title to such Property in the Trust, subject only to the Permitted Exceptions. The Title Policy shall be issued by Chicago Title Insurance Company (the "Title Company"). The Partnerships shall bear all of the expenses in connection with the Title Policy, provided all required endorsements shall be the obligation of Home Properties. The Title Commitment shall be delivered to Home Properties within twenty (20) days after the date of this Agreement, and shall be accompanied by copies of all recorded instruments referred to in the Title Commitment. The Title Policy shall be issued as soon as practicable after the completion of the Closing on the Closing Date.

     (c) Within twenty (20) days after the date of this Agreement, the Partnerships shall furnish to Home Properties written results of searches (the "UCC Searches") of the records of the Illinois Secretary of State, and of the County in which the Property is located, conducted by the Partnership's legal counsel, for Uniform Commercial Code Financing Statements, tax liens, or the like, in the name of the Trust, the Partnerships, and the General Partner, effective as of a date after the date of this Agreement, accompanied by copies of all documents disclosed by the UCC Searches. The Partnerships shall bear all of the expenses of the UCC Searches.

     (d) Within twenty (20) days after the date of this Agreement, the Partnerships shall deliver to Home Properties a copy of the currently existing survey pertaining to the Property, which shall have been updated and certified to Home Properties (the "Survey"). The Partnerships shall bear all of the expenses of providing the Survey.

     (e) If the Title Commitment, UCC Search or Survey discloses exceptions to title other than the Permitted Exceptions, or any other matter which does not conform to the requirements of this Agreement, Home Properties shall so notify the Partnerships in writing, such notice to be furnished to the Partnerships, if at all, within ten (10) days following receipt by Home Properties of the Title Commitment, the UCC Searches and Survey, and the Partnerships shall have the right, but not the obligation, within fifteen (15) days from the date of the receipt of such notice by the Partnerships (the "Correction Period"), to have each such unpermitted exception to title removed, or to correct each such other matter, in each case to the satisfaction of Home Properties. If, within the Correction Period, the Partnerships fail to have each such unpermitted exception removed, or to correct each such other matter as aforesaid, Home Properties may, at its option, and as the sole and exclusive remedy of Home Properties either: (i) terminate this Agreement, in which event this Agreement, without further action of the parties, shall become null and void such that neither party shall have any further rights or obligations under this Agreement, and Home Properties shall be entitled to the immediate return of the Earnest Money Deposit; or (ii) elect to take title to the Property as it then is. If Home Properties fails to make either such election within five (5) days following the expiration of the Correction Period, Home Properties shall be deemed to have elected option (ii). Any exception to title (other than a Permitted Exception), or any other matter which does not conform to the requirements of this Agreement, to which Home Properties does not object, as aforesaid, shall be deemed approved by Home Properties, and shall be deemed to be an additional Permitted Exception. Notwithstanding anything to the contrary contained herein, the Partnerships shall be obligated to remove (or to cause the Title Company to affirmatively insure over) at the expense of the
Partnerships: (a) any mortgages or deeds to secure debt regarding any financing obtained by any Partnership, other than the Existing Loan; (b) any mechanic's or materialsman's lien for work done on any Property on behalf of the Partnerships; and (c) any other monetary lien against any Property resulting from any act or omission of the Partnership.

     15. CLOSING DATE. If this Agreement shall not have been terminated by Home Properties, or the Partnerships, for any of the reasons set forth in this Agreement, and within the time(s) herein limited, the closing of the transaction contemplated by this Agreement (the "Closing") shall occur within fifteen (15) days after receipt of approval of the Existing Lender of the assumption of the loan (any such day upon which the Closing occurs being herein referred to as the "Closing Date"), but no earlier than the end of the Due Diligence Period and no later than 60 days after the date of this Agreement. The Closing shall be held at the Partnerships' attorney's office, at such time, or at such other place, as may be mutually agreed upon by the parties. In the event that the Existing Lender has not approved the assumption of the Existing Loan by the date set forth above, then either party may terminate this Agreement upon written notice to the other given prior to the receipt of the Existing Lender's approval and in such event, the Earnest Money Deposit shall be returned to Home Properties and this Agreement shall be null, void and of no further force and effect, and neither party shall have any further rights or obligations under this Agreement.

     16.    CLOSING DOCUMENTS.

     (a) At or prior to the Closing, the Partnerships shall deliver or cause to be delivered to Home Properties the following, each of which shall be in form and substance satisfactory to Home Properties:

     (1) an estoppel certificate from the Existing Lender confirming that there is no default under the Existing Loan, and that there exists no event that with the passage of time or the giving of notice, or both, would constitute such a default;

     (2) any and all affidavits, certificates or other documents reasonably and customarily required by the Title Company in order to cause it to issue the title policy regarding the Property in the form and condition required by this Agreement;

     (3) an update of the Rent Roll pertaining to the Property (including a listing of all delinquent and prepaid rents, and all security deposits (including all interest due to tenants pursuant to Illinois or other applicable laws), dated as of (or as close as reasonably practicable to) the Closing Date, and represented and certified by the Partnerships to be true, accurate, complete and correct in all material respects;

     (4) to the extent in the possession of the Partnerships all of the original Leases, Service Contracts and Equipment Leases (such materials shall remain at the rental office and need not be brought to closing);

     (5) all keys to the Property in the possession of the Partnerships, which shall remain at the rental office and need not be brought to closing;

     (6) duly executed certificates of title, and other transfer documents, with regard to any vehicle owned by the Partnerships;

     (7) certified copies of the Certificates of Limited Partnership of the Partnerships, and such other evidence of the Partnerships' power and authority as the title company may reasonably request;

     (8) a letter to each of the tenants in the Property advising them of the transfer of the Security Deposits, and directing that rentals or other payments thereafter be paid to a payee designated by Home Properties;

     (9) such existing maintenance records in the Partnerships' possession or control in regard to the Property which Home Properties may request not later than five (5) days prior to the Closing Date (which shall be delivered at the Property);

     (10) the currently effective Licenses regarding the Property, or other reasonably acceptable evidence of the right to use and occupy the Property;

     (11) signed notices to each utility service provider, advising of the change in address for billing purposes;

     (12)  a signed counterpart of the Lock-Up Agreement;

     (13)  a signed counterpart of the Registration Rights Agreement;

     (14) a signed counterpart of the Amendment to the Operating Partnership Agreement admitting the Unit Partners as limited partners of Home Properties (the "Amendment");

     (15) a statement of the aggregate amount of the Security Deposits (with interest) as shown on the updated Rent Roll, which amount shall be adjusted as more fully provided in Section 17 (d);

     (16) such additional documentation as Home Properties, or the Title Company, may reasonably deem necessary or desirable in order to effectuate the transaction contemplated by this Agreement, including but not limited to such documents as are necessary or appropriate to accomplish the closing sequence as described in Section 2(b);

     (17) a signed counterpart of the Escrow Agreement-Reserve Amount in form substantially similar to EXHIBIT H; and

     (18) a signed counterpart of the Escrow Agreement - Liabilities Reserve in the form substantially similar to EXHIBIT I.

     (b) At the Closing, Home Properties shall deliver to the Partnerships the following, each of which shall be in form and substance satisfactory to such Partnership:

     (1) proof of the issuance of the OP Units allocated to the Unit Partners (by and through the execution and delivery of the Amendment, which shall evidence and reflect the ownership of the OP Units by such Partners);

     (2) proof of the payment of cash allocated to the Partners who have elected to receive cash in exchange for their Interests;

     (3) a receipt for the Security Deposits [acknowledged by the deduction described in Section 17 (d)] ;

     (4) a certificate of the Secretary of HME certifying that the Board of Directors of HME have duly adopted resolutions authorizing the transaction contemplated by this Agreement, and the execution of all of the Closing documents to be executed and delivered by Home Properties pursuant to this Agreement;

     (5) a sworn statement on behalf of HME certifying that the person signing documents in connection with the transaction contemplated by this Agreement on behalf of Home Properties is authorized to do so;

     (6)   a signed counterpart of the Registration Rights Agreement;

     (7)   a signed counterpart of the Lock-Up Agreement;

     (8)   a signed counterpart of the Amendment;

     (9) signed counterparts of all other documents listed in Section 16(a) required to be signed by Home Properties;

     (10)  a certified copy of the Operating Partnership Agreement;

     (11) on behalf of HME, a certificate of good standing from the Secretary of State of Maryland;

     (12) on behalf of Home Properties, a certificate of good standing from the Secretary of State of New York; and

     (13) such additional documentation as the Partnerships may reasonably deem necessary to effectuate the transaction set forth in this Agreement.

     17.   ADJUSTMENTS.

     (a) The following items shall be adjusted between the Partnerships and Home Properties as of the date of the Closing Date (it being understood that the Partnerships shall have the benefit of monies received and expenses incurred on the date of Closing) and shall be paid at Closing, either in cash or as an adjustment to the Net Consideration, at the Partnerships' option:

     (1)   interest on the Existing Loan;

     (2) real estate and personal property taxes based on 110% of the most recently ascertainable taxes,

     (3) rents, charges for carports and other charges under the Leases for the relevant month, as and when collected;

     (4)   coin operated laundry concession income;

     (5) charges for water, sewer, electricity, fuel, gas, telephone and other utilities, which are not metered or otherwise charged directly to tenants under the Leases; provided that if the consumption of any such utilities is measured by meters, at Closing the Partnerships shall furnish a current reading of each meter, and provided, further, that if there is not a meter, or if the meter(s) cannot be read by the relevant utility prior to the Closing, the charges therefor shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued, and shall be further adjusted when the bills for the period including the Closing Date are issued;

     (6) amounts paid or payable under the Service Contracts to be assumed by Home Properties;

     (7)   fees paid for current Licenses;

     (8) insurance and tax escrows; prepaid real taxes; prepaid mortgage insurance; replacement reserve escrows; other expenses of operation;

     (9) any special assessment for public improvements or otherwise which is or may become payable with respect to the Property in annual installments; and

     (10) such other amounts as are customarily adjusted between parties to similar transactions in the local jurisdiction.

     (b) Rents which are due and payable to the Partnerships by any tenant but uncollected as of the Closing Date shall not be adjusted at the Closing. All rents collected by Home Properties after the Closing Date shall be applied first to any due but unpaid rentals accruing subsequent to the Closing Date, and then to any rents past due for the calendar month in which the Closing Date occurs (subject to adjustment), and then to any rents due and unpaid prior to the Closing Date. Notwithstanding the preceding sentence, any rents collected by Home Properties during the month in which the Closing Date occurs shall be applied first to any rentals due for that month (subject to adjustment). All rent collected after Closing for any period prior to the Closing shall belong to the Holders, and if paid to Home Properties, Home Properties shall promptly send such rent to the General Partner for distribution to the former Partners of the Partnerships pursuant to the agreement described in subparagraph (a) (5) of Section 11, less all reasonable expenses incurred by Home Properties, if any, in regard to the collection thereof. At the Closing, the Partnerships shall deliver to Home Properties a schedule of all such past due, but uncollected rents owed by tenants. All rents collected by the Partnerships, prior to Closing, for rental period(s) subsequent to the Closing shall be paid by the Partnerships to Home Properties at the Closing or deducted as an adjustment at Closing. All rents collected by Home Properties or the Partnerships for rental periods after the Closing shall belong to Home Properties, and if paid to the Partnerships, the Partnerships shall promptly send such rent to Home Properties.

     (c) Any adjustment estimated at the Closing shall be finally adjusted as soon as practicable after the Closing. Any error in the calculation of apportionments shall be corrected subsequent to the Closing with appropriate credits to be given based upon corrected adjustments; provided, however, that all adjustments (except as to errors caused by misrepresentation) shall be deemed final upon the expiration of ninety (90) days after the Closing Date. Notwithstanding the foregoing, the parties shall adjust post-closing based on the actual real estate tax bills for the relevant period when such bills become available, with adjustments to be paid in cash to the appropriate party, and the aforementioned 90-day period shall not apply in the case of post-closing real estate tax adjustments.

     (d) In lieu of the Partnerships delivering Security Deposit accounts, there shall be an adjustment at Closing of an amount equal to the aggregate amount of the Security Deposits (with interest if required under Illinois law) shown on the updated Rent Roll provided by the Partnerships.

     (e) The Partnerships shall be responsible for, and shall make arrangements for payment of, all amounts due to the Closing Date for employees, salaries, accrued vacation pay, withholding and payroll taxes, and other benefits, and any management fee affecting the Property (the General Partner may utilize one or more payroll periods after Closing to finalize these payments); Home Properties shall be responsible for all such expenses commencing upon the Closing Date.

     18. POSSESSION. Upon completion of the Closing, the Partnerships (with Home Properties as the holder of all of the Interests) shall retain full and complete possession of the Property, subject only to the Permitted Exceptions and such other agreements and matters as may be agreed to by the General Partner and Home Properties.

     19.   CONDEMNATION AND DESTRUCTION.

     (a) If, prior to the Closing Date, the Property, or any material part of any Property, is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Partnerships shall notify Home Properties of such fact, and Home Properties shall have the option (which option shall be exercised by a notice from Home Properties to the Partnerships given not later than fifteen (15) business days after receipt of the notice from the Partnerships):

     (i) to terminate this Agreement, in which event, the Earnest Money Deposit shall be returned to Home Properties, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties; or

     (ii) to accept title to the Property (other than the portion so taken), without abatement of the Consideration, in which event the Partnerships shall assign and turn over to Home Properties at the Closing, and Home Properties shall be entitled to receive and keep, all amounts awarded, or to be awarded, as the result of the taking.

     Notwithstanding the above, Home Properties shall have no right to terminate this Agreement unless the taking by eminent domain of a portion of the Property shall affect the number of apartment units available to lease or shall have a material adverse effect on access to or parking on the Property.

     (b) If, prior to the Closing Date, all or any material part of any Property is damaged or destroyed by fire or other casualty, the Partnerships shall notify Home Properties of such fact, and Home Properties shall have the option (which option shall be exercised by a notice from Home Properties to the Partnerships given not later than fifteen (15) business days after receipt of the notice from the Partnership):

     (i) to terminate this Agreement, in which event, the Earnest Money Deposit shall be returned to Home Properties, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties; or

     (ii) to accept title to the relevant Property without abatement of the Consideration, in which event the Partnerships shall assign to Home Properties, at the Closing, all of the right, title and interest of the Partnerships in and to the insurance proceeds awarded or to be awarded to the Partnerships as the result of such damage or destruction.

     (c) In the event there is damage to or destruction of an immaterial part of the Property by fire or other casualty, such damage or destruction shall, subject to receipt of insurance proceeds, be repaired promptly by the Partnerships, and in the event such damage or destruction cannot be fully repaired by the Closing Date, then at the option of Home Properties (i) the Closing shall be postponed until such repairs shall have been completed, or
(ii) the Closing shall be held as scheduled, and Home Properties shall accept title to the Property without abatement of the Consideration, in which event the Partnerships shall assign to Home Properties, at the Closing, all of the right, title and interest of the Partnership in and to the insurance proceeds awarded or to be awarded to the Partnership as the result of such damage or destruction.

     (d) An "Immaterial" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be $250,000, or less, and a "Material" part thereof shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be greater than $250,000.

     20. BROKER'S COMMISSION. The Partnership and Home Properties each represent to the other than the transaction described in this Agreement was not brought about or assisted in any way by any broker, firm or salesman, or other person or persons acting or functioning as, or in a role similar to a broker (any such broker, firm or salesman, or other person, is herein referred to as a "Broker"). Each of the parties agree that should any claim be made for a commission or other compensation with regard to this transaction by any broker claiming through it, that party shall have the sole responsibility for paying any such claim, and shall indemnify and hold harmless the other party from and against any such claim of any broker, and all liabilities and expenses in connection therewith, including court costs and attorneys, fees and expenses.

     21. EARNEST MONEY. Home Properties will deposit the following amounts (collectively, the "Earnest Money Deposit") with the Disbursing Agent, to be held in an interest bearing account, at an insured institution acceptable to Home Properties pursuant to the terms of an Escrow Agreement in the form of EXHIBIT F attached hereto: (i) $100,000 upon execution of this Agreement; and
(ii) $150,000 within three (3) days after the end of the Due Diligence Period if Home Properties has not exercised its right to terminate this Agreement. At Closing, the Earnest Money Deposit, shall be returned to Home Properties, and shall not be applied to the Consideration payable for the Interests. If this Agreement shall not have been properly terminated by Home Properties pursuant to the provisions of this Agreement, the Earnest Money Deposit shall be refundable to Home Properties in the event only that the Partnerships default, or are unable to close for any reason other than the default of Home Properties or HME hereunder. In the event Home Properties does not close for any reason other than as a result of the permitted termination of this Agreement by Home Properties, or the default of the Partnerships, or the inability of the Partnerships to close, the Earnest Money Deposit, shall be paid to the Partnerships. As used anywhere in this Agreement, the term "Earnest Money Deposit" includes all earnings thereon, if any.

     22. COOPERATION. At all times during the term and pendency of this Agreement, the Partnerships will cooperate fully with Home Properties (but with no obligation to incur cost or expense in connection therewith) in all reasonable manner in providing books, records and other documentation for review, including, without limitation, all Leases and related documents, copies of documentation relating to the Existing Loan, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts, copies of tax returns filed by the Partnerships, and annual and monthly operating statements relating to the Property, and in the possession of, or reasonably available to the Partnerships. The Partnerships will promptly provide Home Properties with a copy of any existing environmental report and prior to Closing will provide Home Properties with a copy of certificates of occupancy (if available) or other effective evidence of the right to occupy the Property as a multifamily apartment community. Subject to existing tenant leases, the Partnerships will provide access to the Property for all physical inspections required by Home Properties. The Partnerships will provide access by the representatives of Home Properties to all financial and other information relating to the Property as is sufficient to enable such representatives to prepare audited financial statements, at the expense of Home Properties, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission"), and any registration statement, report or disclosure statement required to be filed with the Commission. Home Properties shall conduct itself and its examinations in a manner to minimize disruption to the staff and tenants of the Partnerships and Property.

     23.   DEFAULTS AND REMEDIES.

     (a) If the Partnerships fail or refuse to perform in accordance with the terms of this Agreement, including, without limitation, the failure or refusal to perform any covenant or obligation on the part of the Partnerships to perform, prior to the Closing, or if any of the representations, warranties and covenants of the Partnerships contained in this Agreement shall not be true, complete and correct at Closing in all material respects, Home Properties may, at its option: (i) bring an action against the Partnerships for specific performance of this Agreement; or (ii) terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Home Properties, and Home Properties shall, in addition, be entitled to reimbursement by the Partnerships of the actual out-of-pocket due diligence costs incurred by Home Properties in connection with proposed acquisition of the Interests, up to the sum of $25,000 (after the payment of which, this Agreement shall be deemed null, void, and of no further force or effect between the parties). Notwithstanding the above, except as set forth in paragraphs (b) and (e) of Section 2, subparagraph (a)(5) of Section 11, paragraph (b) of Section 17 and paragraphs (b), (c) and (e) of
Section 33, the obligations of the Partnerships under this Agreement shall be non-recourse to the partners of the Partnerships and Home Properties and HME agree to look solely to the assets of the Upper Tier Partnership and the Investor Partnership and to the Liabilities Reserve and the Indemnity Reserve for the payment of any obligations relating to this Agreement.

     (b) If Home Properties or HME fails or refuses to perform in accordance with the terms of this Agreement, including, without limitation, the failure or refusal to perform any covenant or obligation on the part of Home Properties to perform, prior to the Closing, or if any of the representations, warranties and covenants of Home Properties or HME contained in this Agreement shall not be true, complete and correct at Closing in all material respects, the Earnest Money Deposit shall be forfeited to the Partnerships as liquidated damages (which shall be the sole and exclusive remedy of the Partnership against Home Properties), at which time this Agreement shall be deemed to be null, void and of no further force or effect between the parties. In that regard, the Partnerships acknowledge and agree that (i) the Earnest Money Deposit is a reasonable estimate of, and bears a reasonable relationship to, the damages suffered and costs incurred by the Partnerships as a result of having subjected the Interests to the terms of this Agreement; (ii) the actual damages suffered and costs incurred by the Partnerships as a result of such failure of Home Properties to close under this Agreement would be extremely difficult and impractical to determine; (iii) Home Properties seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Home Properties under this Agreement; and
(iv) the Earnest Money Deposit shall be and constitute valid liquidated damages. The foregoing limitation shall apply only in the event that Home Properties does not close the transaction contemplated by this Agreement, and such limitation shall not apply in the event that Home Properties closes and thereafter Home Properties or HME breaches any of its obligations hereunder after Closing, or to the indemnifications of Home Properties and HME contained herein.

     24.   OTHER PROHIBITED ACTIVITIES.

     (a) During the term and pendency of this Agreement, the Partnerships will cease to market the Property, and, in that regard, the Partnerships will refrain from soliciting or accepting any offer from any third party, or, engaging in any discussion with any third party concerning the sale, refinancing or recapitalization of the Property.

     (b) Prior to Closing, Home Properties and the Partnerships agree to keep this Agreement confidential, and not to disclose its contents to anyone except their respective lenders, legal counsel and accountants, and except to the Partners in connection with the Offer and as may be necessary in connection with due diligence to be conducted by Home Properties as described in Section
13. Notwithstanding the above, HME may make such public announcements regarding the transaction contemplated by this Agreement, as may, in its judgment, be required by, or appropriate under, applicable securities laws, provided that, prior to the publication, it shall supply a copy of any proposed announcement to the Partnerships for its approval, which shall not be unreasonably withheld or delayed. Prior to Closing, Home Properties and HME agree that they will keep confidential all information and materials supplied to them by the Partnerships, except Home Properties and HME may disclose such information and materials to their advisors and consultants.

     25. RISK OF LOSS. Until the Closing, the risk of loss or damage to all or any part of any Property, from fire or other casualty, or from condemnation, shall be borne by the Partnerships, subject to the terms of this Agreement.

     26.   NOTICES.

     (a) all notices, demands, or requests made and/or given pursuant to, under, or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made and/or given, by postage prepaid, certified or registered mail, return receipt requested, by nationally recognized courier service, by telecopy with confirmation of receipt, or by personal delivery, as follows:

     (i)   if to the Partnerships:

           Dr. Martin Gecht
           111 North Canal Street
           Chicago, Illinois 60606
           Telecopy No.:   (312) 899-0036
           With copy to:

           Gerald J. Sherman, Esq.
           Sonnenschein, Nath & Rosenthal
           Suite 8000 Sears Tower
           233 Wacker Drive
           Chicago, Illinois 60606
           Telecopier: (312) 876-7934

           and

     (ii)  if to Home Properties:
           c/o Home Properties of New York, Inc.
           850 Clinton Square
           Rochester, New York 14604
           Attention:   Norman P. Leenhouts, Chairman and
           Co-Chief Executive Officer and Ann M. McCormick, Esq.
           Telecopier No.: (716) 232-3147

     (b) Any such notice, demand or request shall be deemed to have been rendered or given on the date of receipt, in the case of delivery by courier service, telecopy or personal delivery, or three (3) business days after mailing.

     27. ASSIGNMENT. Neither this Agreement nor any interest hereunder shall be assigned or transferred by the Partnerships or by Home Properties.

     28. GOVERNING LAW. The corporate laws of the State of Maryland will govern all questions concerning the relative rights and obligations of the parties with respect to any HME Common Shares acquired or acquirable by the holders of OP Units on account of their OP Units. Except as limited by the Operating Partnership Agreement, the laws of the State of New York will govern all other questions concerning the relative rights and obligations of the holders of OP Units as limited partners in Home Properties, or otherwise with respect to the OP Units. This Agreement shall, otherwise, be governed, construed and interpreted in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly within the State of Illinois without giving effect to the conflicts-of-laws principles thereof.

     29. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the various documents referred to herein contains, or incorporates, all of the terms agreed upon between the parties with respect to the subject matter, and supersedes any and all prior written or oral understandings. This Agreement may not be modified or amended except in, and by, a written instrument executed by the parties hereto.

     30. WAIVER. No waiver by either party of any failure or refusal of the other party to comply with any of the obligations of such party hereunder shall be deemed a waiver of any other or subsequent failure or refusal so to comply.

     31. ARTICLE HEADINGS. The headings of the various sections of this Agreement have been inserted only for purposes of convenience, and are not part of this Agreement, and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

     32. CONDITION OF APARTMENTS. The Partnerships will use commercially reasonable efforts, in accordance with its existing business practices, to ensure that at the time of the Closing the apartment units are in rentable condition. The parties recognize that tenants at the Property move out at various times and that it may not be possible for all units to be fully prepared at the time of Closing. Accordingly, the Partnerships shall be fully responsible for insuring that all units that have been vacated 30 or more days prior to Closing shall be in full rentable condition. In the event that any apartment unit vacant 30 or more days prior to Closing is not in rentable condition, Home Properties shall receive a closing credit equal to the amount reasonably necessary to bring that unit to rentable condition based on a standard typical for the Property, but not less than $500 per vacant unit not in full rentable condition. For units vacated within 30 days prior to Closing, the Partnerships will continue to use commercially reasonable efforts, in accordance with its existing business practices, to prepare such units for subsequent tenancy, however, if any such units are not in full rentable condition at the time of Closing there shall be no credit given to Home Properties. Except as set forth in Section 9 and in this Section 32, Home Properties acknowledges that it is acquiring the Interests and thus the Property in its current "as is" condition.

     33.   MISCELLANEOUS.

     (a) Subject to existing tenant leases, upon reasonable notice and during business hours between the date of this Agreement and the Closing Date, Home Properties, and agents and representatives of Home Properties, shall have the right to enter upon any Property for the purpose of examining, inspecting and testing such Property, provided that Home Properties shall conduct itself in a manner to minimize disruption to tenants and staff at the Property.

     (b) Home Properties has disclosed to the Partnerships that audited financial statements pertaining to the Property for a minimum of one, and a maximum of three, prior calendar year(s) of operation, and the portion of the calendar year in which the Closing occurs, up to the Closing Date, may be required to be filed by Home Properties with the Securities and Exchange Commission after the Closing. Accordingly, the General Partner agrees to provide Home Properties, and its representatives, with access to the books and records of the Partnership pertaining to the Property after the Closing, upon reasonable advance notice, in order to conduct the required audit, at the expense of Home Properties. After the Closing, the General Partner will provide, or cause to be provided, a signed Representation Letter, in the form of EXHIBIT G attached hereto, with respect to the Property owned by the Partnership.

     (c) The parties hereto recognize that, at the Closing Date, the Partnerships will terminate for federal income tax purposes. The General Partner hereby covenants to cause the tax returns to be prepared for the Partnerships for the period up to and including the Closing Date. Home Properties shall make available to the General Partner (and their representatives) promptly upon request, all financial and other information relating to the Partnerships which is necessary to permit the General Partner to file a tax return on behalf of the Partnerships for its taxable year ended on the Closing Date, and for such other purposes as may be requested by the General Partner in order to wind up business affairs for the entity and the Partners.

     (d) Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement, or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

     (e) The General Partner shall cause tax returns for the Partnership for the period up to and including the Closing Date to be completed within one hundred twenty (120) days of the Closing Date, but no later than January 31, 2001; a copy of such final tax return shall be submitted to Home Properties promptly upon its filing with the IRS. Within one hundred twenty (120) days, but no later than January 31, 2001, of the Closing Date the General Partner shall also provide Home Properties with a schedule showing: (i) the net book value of the Property and the Personal Property owned by the Partnership as of the Closing Date; and (ii) an updated Schedule 3 providing the actual information which was estimated in such Schedule. In the event that the actual information updated pursuant to this Section 33(e) is materially different from the estimated information and would impose an obligation to Home Properties to allocate additional debt to the Unit Partners, then, the obligation of Home Properties contained in Section 8(d) shall be based on and limited to the information contained within Schedule 3. The information on the Schedule shall be calculated in a manner consistent with the calculations made for federal income tax depreciation purposes.

     (f) This Agreement may be executed in counterparts and by facsimile signatures.


     IN WITNESS WHEREOF, the Partnership and Home Properties have executed this Agreement as at the day and year first above written.

[COUNTERPART SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE]

                                      ELK GROVE TERRACE II AND III


                           By: /s/ Martin Gecht
                           ---------------------------------
                           Dr. Martin Gecht, General Partner

                           By: /s/ Bernard Wolf
                           ---------------------------------
                                 Bernard Wolf, General Partner


                           ELK GROVE TERRACE


                           By: /s/ Martin Gecht
                           ---------------------------------
                           Dr. Martin Gecht, General Partner

                           By: /s/ Bernard Wolf
                           ----------------------------------
                                 Bernard Wolf, General Partner

                           The Undersigned, as General Partner, but only for purposes of acknowledging and agreeing to the provisions of paragraph (e) of Section 2, subparagraph (a)(5) of Section 11, paragraph (b) of
                           Section 17 and paragraphs (b), (c) and (e) of
                           Section 34.


                           By: /s/ Martin Gecht
                           ---------------------------------
                           Dr. Martin Gecht, General Partner

                           By: /s/ Bernard Wolf
                           ---------------------------------
                                 Bernard Wolf, General Partner

                      HOME PROPERTIES OF NEW YORK, L.P.
                      By:  Home Properties of New York, Inc.
                                 General Partner


                           By:   /s/ Norman Leenhouts

                           Date:      September 6, 2000

                           HOME PROPERTIES OF NEW YORK, INC.

                           By:   /s/ Norman Leenhouts

                           Date:      September 6, 2000

LIST
OF
SCHEDULES AND EXHIBITS


SCHEDULES

Schedule 1 -    Schedule of Partners

Schedule 2 -    Schedule of Services Contracts and Equipment Leases

Schedule 3 -    Schedule of Tax-Related Information on Partnership

Schedule 4 -    Schedule of Liabilities

Schedule 5      Schedule of Written Notices/Litigation

EXHIBITS

Exhibit A  -    Description of the Land

Exhibit A-1     -     Description of Personal Property not included

Exhibit B  -    Lock-Up Agreement

Exhibit C  -    Registration Rights Agreement

Exhibit D  -    Rent Rolls

Exhibit E  -    Operating Partnership Agreement

Exhibit F  -    Escrow Agreement - Earnest Money Deposit

Exhibit G  -    Representation Letter

Exhibit H  -    Escrow Agreement - Indemnity Reserve

Exhibit I  -    Escrow Agreement - Liabilities Reserve